Exhibit 99.1

FOR IMMEDIATE RELEASE: August 13, 2007	PR07-16
CANYON RESOURCES REPORTS SECOND QUARTER 2007 RESULTS AND
PROVIDES UPDATE ON PROJECT ACTIVITIES
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to provide a summary of the unaudited results for the Company’s second quarter ended June 30, 2007.
Financial Results
We ended the quarter with $5.3 million of unrestricted cash and short term investments. The short term investments of $0.5 million consist of auction rate certificates. Cash used in operations during the second quarter of 2007 amounted to $1.4 million and capital spending at the Briggs Mine totaled $0.1 million. Significant uses of cash from operations are summarized as follows:
•	Selling, general and administrative spending amounted to approximately $0.9 million. Includes holding costs at the Briggs Mine of $0.4 million.

•	Exploration and development spending amounted to $0.4 million including amounts capitalized.

•	Asset retirement obligation spending amounted to $0.1 million primarily for the Kendall Mine operations and continued leach pad dewatering at the Briggs Mine.
We recorded a net loss of $1.4 million, or negative $0.03 per share, on no revenues for the second quarter ended June 30, 2007. This compares to a net loss of $1.4 million, or negative $0.03 per share, on revenues of $0.4 million for the second quarter of 2006. The total variance between the quarters was nil, but significant variances between cost categories are summarized below:
•	Negative variance of $0.4 million in revenue was offset by $0.4 million positive variance in cost of sales.

•	Negative variance of $0.3 million in selling, general and administrative costs due primarily to the lack of gold production over which to allocate general and administrative costs.

•	Positive variance of $0.1 million in exploration costs due to decreased drilling activity at Briggs and Reward in the current quarter compared to last year.

•	Positive variance of $0.2 million related to last year’s fair market adjustment to the increase in warrant liabilities and warrant extension expense.
We recorded a net loss of $2.8 million, or negative $0.06 per share, on revenues of $0.1 million for the six months ended June 30, 2007. This compares to a net loss of $1.8 million, or negative $0.05 per share, on revenues of $1.0 million for the six months ended June 30, 2006.
For the second quarter ended June 30, 2007, we did not have any gold sales. For the comparable period of 2006, we sold 690 ounces of gold at an average price of $597. The London PM Fix gold price averaged $667 and $627 per ounce for the second quarter 2007 and 2006, respectively.
Operating Activities and Other Developments
Briggs Mine
At year-end 2006, we completed the initial Briggs Mine feasibility studies for both the open pit and underground mining options. This study returned positive economic results that we felt could be improved with additional reserve development. With further analysis and drilling, we have determined that the underground reserve and mineralized material associated with the Goldtooth structure at Briggs represents the strongest potential for developing additional mineralization for future cash flow from gold production. Significant potential is possible from the Goldtooth structure which remains open along strike and to depth. This potential has been tested over a distance of 4,900 feet and to a depth of approximately 500 feet. Through surface sampling and reconnaissance we have tracked the Goldtooth fault for a distance of nearly six miles, most of which is under our control.
Test mining will provide better and more cost effective access for further exploration and reserve development We are currently evaluating contract mining quotes to develop an underground drift primarily through ore along the Goldtooth fault, which will also provide access for further exploration and reserve development and provide valuable information concerning continuity of the gold bearing structure and mining conditions. Any ore mined in this process would be stockpiled for later gold production. We have increased the estimate of mineralized material along the Goldtooth structure and we are optimistic about its total underground potential. As announced on July 30, 2007, total in-place mineralized material in the high grade Goldtooth zone is 0.8 million tons at a grade of 0.215 ounces per ton of gold (“opt”) based on a cutoff grade of 0.10 opt. This high grade zone is surrounded by a blanket of lower grade material, totaling 4.2 million tons at a grade of 0.049 opt using an internal cutoff grade of 0.02 opt. Mineralized material outside of the Goldtooth zone and around the existing open pits totals 22.0 million tons at a grade of 0.022 opt at a cutoff grade of 0.01 opt. Total in-place mineralized material from all sources quoted above at Briggs is 27.0 million tons at a grade of 0.031 opt. Adequate financing and the availability of mining contractors are the most significant risk factors that may impact our plans.
Reward Project
Our Reward Project located near Beatty, Nevada, is currently in the feasibility stage. We have hired an engineering firm to complete the feasibility study to determine its economic potential. This feasibility study will build upon the January 2006 positive pre-feasibility study and a May 2007 report showing a significant increase in mineralized material. Many of the components of this study have already been completed or are in process including: heap leach pad design, electrical supply, water supply, geotechnical study and additional metallurgical test work. The Reward Project anticipates development by conventional open pit mining methods and standard crushing and heap leach technology for gold recovery. Leach solutions would be circulated through activated carbon, concentrating the gold. This loaded carbon would then be transported to the Briggs Mine in California or to a third party gold facility for production of gold doré for sale or shipment to a third party refiner.
The permitting process for Reward is also proceeding as planned and is well advanced. A Plan of Operations was submitted to the Las Vegas Field Office of the Bureau of Land Management (“BLM”) and found to be complete. The BLM has completed an internal scoping review and Canyon is preparing an Environmental Assessment (“EA”) to support the BLM’s review. Archeological and biologic assessment studies are being expanded to support the EA. Applications for a Water Pollution Control Permit and a Reclamation Permit have been submitted to the Nevada Division of Environmental Protection. The Division has determined the applications are nearly complete and Canyon is providing additional information to support the Division’s technical review.
Uranium Joint Venture (“JV”) Developments
In November 2006, Canyon’s Converse/Sand Creek uranium exploration joint venture commenced a drill program in the western portion of the Converse/Sand Creek JV area and by the end of 2006, 14 holes were completed totaling 10,395 feet, which clearly demonstrated the presence of “roll front” style uranium mineralization. The drilling program consisted primary of wide-spaced, reconnaissance style drilling with drill hole spacing of 500 to 1,000 feet. A follow up, closer spaced drill program consisting of 16 drill holes was completed by the end of July 2007. We are waiting on the results of that program, which have reportedly been positive. These drilling programs have provided considerable additional information regarding both the location of a uranium-bearing roll front, its apparent orientation and rock types. Uranium mineralization has been previously identified in sediments of the White River Formation that trends through the Converse/Sand Creek JV area. Canyon will not be required to provide funding until its partners have contributed between $2.0 and $2.8 million of expenditures in these two joint ventures.

Conference Call
Senior management will hold a conference call on Tuesday, August 14, 2007, at 11:00 a.m. EDT. Live audio of the call will be accessible to the public by calling US/Canada dial-in number: 877-576-0177; international dial-in number: 706-679-4128, Conference ID: 12665227. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call, through midnight, August 15, 2007, and can be accessed by calling: 800-642-1687 or 706-645-9291, Conference ID: 12665227.
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, feasibility studies for the Briggs and Reward projects, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com

CANYON RESOURCES CORPORATION AND SUBSIDIARIES
SUMMARIZED CONSOLIDATED FINANCIAL AND PRODUCTION INFORMATION
(Unaudited)

	June 30,	Dec. 31,
	2007	2006
BALANCE SHEETS
Assets
Current assets	$5,705,600	$4,426,800
Noncurrent assets	12,574,300	12,397,800

Total assets	$18,279,900	$16,824,600

Liabilities and Stockholders’ Equity
Current liabilities	$1,848,600	$2,392,300
Notes payable	825,000	825,000
Noncurrent liabilities	2,974,600	3,087,200
Stockholders’ equity	12,631,700	10,520,100

Total liabilities and stockholders’ equity	$18,279,900	$16,824,600

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
STATEMENTS OF OPERATIONS
Revenue	$—	$413,100	$67,200	$1,006,400
Expenses and Other (Income)
Cost of sales	—	413,000	60,400	866,600
Depreciation, depletion and amortization	10,600	6,700	21,700	15,600
Selling, general and administrative	1,070,900	770,900	1,958,500	1,638,700
Exploration	299,100	424,100	871,600	733,200
Accretion expense	41,900	50,800	83,800	101,600
Loss on asset disposals	—	—	35,100	—
Gain on sale of securities	—	(66,200)	—	(882,200)
Loss on derivative instruments	—	164,600	—	310,500
Other (income) expense, net	(61,400)	19,400	(120,200)	(25,300)

Net loss	$(1,361,100)	$(1,370,200)	$(2,843,700)	$(1,752,300)

Net loss per share	$(0.03)	$(0.03)	$(0.06)	$(0.05)

Basic and diluted weighted-average shares outstanding	47,176,800	40,000,300	45,677,700	39,165,000

CASH FLOWS
Cash and cash equivalents, beginning of period	$572,600	$4,560,600	$1,513,700	$5,649,200
Net cash used in operating activities	(1,377,000)	(7,817,000)	(2,875,600)	(9,273,100)
Net cash provided by (used in) investing activities	864,900	(351,700)	1,427,100	17,200
Net cash provided in financing activities	4,698,000	5,151,800	4,693,300	5,150,400

Cash and cash equivalents, end of period	$4,758,500	$1,543,700	$4,758,500	$1,543,700

PRODUCTION & SALES DATA
Gold sales in ounces	—	690	100	1,735
Average realized price per ounce	$—	$597	$668	$579
Average market price per ounce (London PM Fix)	$667	$627	$658	$590

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